                                                  ------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number: 3235-0145
                                                  Expires:  October 31, 1994
                                                  Estimated average burden
                                                  hours per response . . . 14.90
                                                  ------------------------------

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                          (Amendment No.            )*
                                         -----------


                               SPI Holding, Inc.
- ------------------------------------------------------------------------------
                               (Name of Issuer)

                             Common Stock Class B
- ------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   78462G408
                            ----------------------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2/92)

- -----------------------                              ------------------------
  CUSIP NO. 78462G408                    13G            Page 2 of 9 Pages
- -----------------------                              ------------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Strome, Susskind & Co.
      #95-4352192

- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          739,700
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             739,700

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      739,700

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      3.81%

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IA

- ------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

- -----------------------                                 ------------------------
  CUSIP NO. 78462G408                   13G                Page 3 of 9 Pages
- -----------------------                                 ------------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Mark E. Strome
      ####-##-####

- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          739,700
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             739,700

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      739,700

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      3.81%

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

- ------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

- -----------------------                               ------------------------
  CUSIP NO. 78462G408                    13G             Page 4 of 9 Pages
- -----------------------                               ------------------------

- ------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Jeffrey E. Susskind
      ####-##-####

- ------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

- ------------------------------------------------------------------------------
      SEC USE ONLY
 3


- ------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.

- ------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          739,700
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             739,700

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

- ------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      739,700

- ------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


- ------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      3.81%

- ------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

- ------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                                      ------------------------
                                                         Page 5 of 9 Pages
                                                      ------------------------

Item 1(a).   Name of Issuer:

             SPI Holdings, Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:

             1501 North Plano Road
             P.O. Box 830775
             Richardson, TX 75083-0755

Item 2(a).   Name of Person Filing:

             a. Strome, Susskind & Co.

             b. Mark E. Strome

             c. Jeffrey E. Susskind

Item 2(b).   Address of Principal Business office or, if None, Residence:

             a. 1250 4th St., Suite 420, Santa Monica, CA 90401

             b. 1250 4th St., Suite 420, Santa Monica, CA 90401

             c. 1250 4th St., Suite 420, Santa Monica, CA 90401

Item 2(c).   Citizenship:

             a. Strome, Susskind & Co., Inc.:(Delaware corporation)

             b. Mark E. Strome: United States

             c. Jeffrey E. Susskind: United States

Item 2(d).   Title of Class of Securities:

             Common Stock

Item 2(e)    CUSIP Number:

             78462G408

                                                        ------------------------
                                                           Page 6 of 9 Pages
                                                        ------------------------

Item 3.      Statement Concerning Filings Pursuant to Rule 13d-1(b) or 13d-2(b):

             (e)  [X]  Investment Adviser
             (g)  [X]  Parent Holding Company [controlling individual
                       shareholders]

             This statement is filed by Strome, Susskind & Co., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and its controlling shareholders, Mark E. Strome and Jeffrey E. Susskind.

Item 4.      Ownership:

             Common Stock

             (a) Amount Beneficially Owned:  739,700

             (b) Percent of Class: 3.81%

             (c) Number of shares as to which the joint filers have:

                  (i)   sole power to vote or to direct the vote: 739,700

                  (ii)  shared power to vote or to direct the vote: none

                  (iii) sole power to dispose or to direct the disposition of:
                        739,700

                  (iv) shared power to dispose of to direct the disposition of: none

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

             See Item 3 and Exhibit.

                                                     -------------------------
                                                         Page 7 of 9 Pages
                                                     -------------------------

Item 10.     Certification:

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                       Signature
                                       ---------

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   6/9/94
                                   -------------------------------------
                                   Date

                                   STROME, SUSSKIND & CO., INC.

                                   /s/  JEFFREY S. LAMBERT
                                   -------------------------------------
                                   Jeffrey S. Lambert, Chief Financial Officer
                                   *Attorney-in-Fact

                                            *
                                   -------------------------------------
                                   Mark E. Strome, President
                                   By Power of Attorney

                                            *
                                   -------------------------------------
                                   Jeffrey E. Susskind, Secretary
                                   By Power of Attorney

                                                --------------------------------
                                                        Page 8 of 9 Pages
                                                --------------------------------


                                    EXHIBIT

                                                         SPI Holdings, Inc.
                                                               Shares

               Strome, Susskind & Co.

                 Common Stock                               739,700

                                                                    May 31, 1994

Mr. Strome and Mr. Susskind disclaim beneficial ownership as to all the shares.